Exhibit 99.1

CafePress Completes Acquisition of EZ Prints, Inc.

LOUISVILLE, KY, Oct. 31, 2012 (GLOBE NEWSWIRE) — CafePress Inc. (Nasdaq:PRSS), The World’s Customization Engine™, today announced the completion of its previously announced acquisition of EZ Prints, Inc., a deployable e-commerce software platform. On October 25, 2012, CafePress closed the merger agreement whereby it purchased all of the outstanding stock of EZ Prints in exchange for approximately $30 million in initial cash. The transaction also includes a single year earn-out opportunity of up to $10 million in the aggregate based on achieving revenue growth and other performance milestones.

Management will discuss the transaction on its previously scheduled third quarter earnings call set for November 7, 2012 at 5 PM ET. About CafePress [PRSS]:

CafePress is The World’s Customization EngineTM. Launched in 1999, CafePress empowers individuals, groups, businesses and organizations to create, buy and sell customized and personalized products online using the company’s innovative and proprietary print-on-demand services and e-commerce platform. Today, CafePress’ portfolio of e-commerce websites include CafePress.com, CanvasOnDemand.com, GreatBigCanvas.com, Imagekind.com, InvitationBox.com, and Logosportswear.com.

The CafePress logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=12183

CONTACT:	CafePress Inc.
Media Relations:
Kim Hughes
The Blueshirt Group
415.516.6187 kim@blueshirtgroup.com

Investor Relations:
The Blueshirt Group
Alex Wellins, 415-217-5861 alex@blueshirtgroup.com